EXHIBIT 23.2

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

CardioDynamics International Corporation:

The audits referred to in our report dated February 28, 2005, included the related financial statement schedule as of November 30, 2004, and for each of the years in the two-year period ended November 30, 2004, included in the 2005 Annual Report on Form 10-K. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements Nos. 333-40969, 333-38920, 333-38922, 333-70902, and 333-119044 on Form S-8 and Nos. 333-31275, 333-65331, 333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309, 333-31702, 333-44226, 333-66396, 333-69456, 333-69458, 333-70916, 333-104236, and 333-117486 on Form S-3 of CardioDynamics International Corporation of our reports dated February 28, 2005, with respect to the consolidated balance sheet of CardioDynamics International Corporation as of November 30, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended November 30, 2004, and the financial statement schedule which report appears in the annual report on Form 10-K of CardioDynamics International Corporation as of and for the year ended November 30, 2005.

/s/ KPMG LLP
KPMG LLP

San Diego, California

February 28, 2006